Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated May 6, 2011, with respect to the consolidated financial statements of Laredo Petroleum, LLC and subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
May 6, 2011